Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(i)      Registration Statement (Form S-3 Nos. 333-70111, 333-30394, 333‑62434, 333-126058, 333-277343, and 333-283381) of SL Green Realty Corp. and the related Prospectuses,
(ii)     Registration Statement (Form S-8 No. 333-265707) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., and
(iii)     Registration Statement (Form S-8 No. 333-148973) pertaining to the 2008 Employee Stock Purchase Plan of SL Green Realty Corp.;
of our report dated February 23, 2024, with respect to the consolidated financial statements of SL Green Realty Corp. included in this Annual Report (Form 10-K) of SL Green Realty Corp. for the year ended December 31, 2024.

/s/ Ernst & Young LLP
New York, New York
February 14, 2025